ENABLE MIDSTREAM PARTNERS, LP
LONG TERM INCENTIVE PLAN

ANNUAL PERFORMANCE UNIT AWARD AGREEMENT FOR OFFICERS

Enable Midstream Partners, LP (the “Partnership”) is pleased to inform you, [Participant Name], that, subject to acceptance by you through the online acceptance procedures set forth within the appointed third-party plan administrator’s (the “Plan Administrator”) website, you have been granted Performance Units under the Enable Midstream Partners, LP Long Term Incentive Plan (the “Plan”) in the target number set forth below, subject to the terms and conditions of the this Annual Performance Unit Award Agreement For Senior Officers (this “Agreement”) and the Plan (this “Award”). Capitalized terms in this Agreement not otherwise defined herein shall have the meanings set forth in the Plan. The material terms of this Award are as follows:

1.
Number of Performance Units. You have been granted the target number of Performance Units of [Number of Awards Granted] (“Target Performance Units”), subject to your acceptance of this Award as provided in Section 16 below. Appendix I describes the manner in which the total number of Performance Units (if any) that you earn will be calculated (subject to the vesting requirements described below). The actual number of Performance Units earned under this Award may be more or less depending on the Partnership’s performance as described in this Agreement and Appendix I.

2.	Date of Grant. The grant date of the Performance Units is [Grant Date] (“Date of Grant”).

3.
Vesting and Payment of Award. The Performance Units are subject to a vesting requirement (in addition to the performance requirement described in Appendix I). The Performance Units earned as described in Appendix I shall become vested on the distribution date of the Award following the end of the Performance Period as determined by the Committee (the “Vesting Date”), provided that your Employment continue at all times from the Date of Grant up to and including the Vesting Date. The Vesting Date will be no earlier than January 1st and no later than June 30th, each of the calendar year immediately following the end of the Performance Period. The foregoing notwithstanding, if you have a Qualifying Termination (as defined below) before the Vesting Date, you may vest in all or portion of this Award as described in Section 4. On the Vesting Date you will be paid Units equal to the number of earned Performance Units (and your Performance Units will be cancelled on the Vesting Date), which will be transferred to a third-party non-retirement brokerage account established for you with the Plan Administrator (your “Brokerage Account”). In addition, at the time of such payment in respect of the earned Performance Units, you will also be paid a cash distribution equivalent payment in an amount equal to the product of: (i) the number of Units paid to you; and (ii) the aggregate amount of DERs for the DER Period, without interest.

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4.	Termination of Employment Prior to Vesting Date.

a.
Forfeiture of Performance Units Upon Termination. In the event your Employment is terminated for any reason other than a Qualifying Termination or Retirement prior to the Vesting Date, the Performance Units shall automatically and immediately be forfeited and cancelled on the date of such termination.

b.
Disability or Termination Due To Death. If, prior to Vesting Date, you experience a Disability or a Qualifying Termination as a result of your death, then you will earn your Target Performance Units as of the date of your Qualifying Termination or Disability. Units equal to your Target Performance Units will be paid to you or your beneficiary (and your Performance Units will be cancelled upon such payment date) by transfer to your Brokerage Account, along with a cash payment to you or your beneficiary in the amount of the DERs (as described in Section 3), as soon as practicable following, but in no event more than 30 days after, such termination date or disability date.

c.	Retirement.

i.
If you terminate your Employment due to your Retirement prior to the end of the Performance Period, then you will earn a pro rata number of the Performance Units as provided in Appendix I and the resulting Units will be paid to you (and the Performance Units will be cancelled) as otherwise provided in Section 3. The number of Performance Units that you will earn will be determined by multiplying the full number of Performance Units as provided in Appendix I by a fraction, the numerator of which is the number of calendar days during the period beginning on the first day of the Performance Period and ending on the date of your Retirement and the denominator of which is the number of calendar days during the Performance Period (rounded up to the next whole number).

ii.
If you terminate your Employment due to your Retirement after the end of the Performance Period but prior to the Vesting Date, then you will earn the Performance Units as provided in Appendix I and the resulting Units will be paid to you (and the Performance Units will be cancelled) as otherwise provided in Section 3.

5.
Change of Control Event. If a Change in Control (as defined in the Plan) occurs prior to the end of the Performance Period and (i) your Employment has not terminated as of the Vesting Date or (ii) you experience a Qualifying Termination other than due to death before the Vesting Date, then you will earn Performance Units equal to the greater of: (1) your Target Performance Units or (2) the number of Performance Units earned as provided in Appendix I and the resulting Units will be paid to you (and the Performance Units will be cancelled) as provided in Section 3.

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6.	Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

a.	“Cause” means the occurrence of any of the following events:

(i)
the commission by you of a material act or willful misconduct that is materially detrimental to the Partnership or any Affiliate including, but not limited to, the willful violation of any material law, rule, regulation of a government entity or cease and desist order applicable to you, the Partnership, or any Affiliate (other than a law, rule or regulation relating to a minor traffic violation or similar offense), or an act which constitutes a breach by you of a fiduciary duty owed to the Partnership or any Affiliate;

(ii)
the commission by you of an act of dishonesty relating to the performance of your duties, habitual unexcused absence(s) from work, willful failure to perform duties in any material respect (other than any such failure resulting from your incapacity due to physical or mental illness or Disability), or gross negligence in the performance of duties resulting in material damage or injury to the Partnership or any Affiliate, its reputation or goodwill; or

(iii)	any felony conviction of you or any conviction of you involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or similar offense).

b.	“DER Period” means the distributions paid per Unit to the Partnership’s unitholders on Units during the period beginning on the Date of Grant and ending on the Vesting Date.

c.
“Disability” means you are receiving long term disability benefits under a long term disability plan of the Partnership, the Company or their Affiliates; provided such Disability qualifies as a “disability” under Code Section 409A and such Disability occurs during your Employment.

d.	“Employment” means an Employee’s direct employment by the Company, the Partnership or a wholly-owned subsidiary of the Partnership.

e.
“Good Reason” means you terminate your Employment during the two (2)-year period following a Change in Control due to one or more of the following conditions (each an “Event”) arising without your consent:

(i)	a material reduction in your authority, duties or responsibilities in effect on the date of the Change in Control;

(ii)	a decrease in your base salary in effect on the date of the Change in Control by more than ten percent (10%);

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(iii)
a decrease in your target bonus opportunity by more than ten percent (10%) as compared to your target bonus opportunity under the Enable Midstream Partners, LP Short Term Incentive Plan in effect on the date of the Change in Control;

(iv)
a decrease in your target long term incentive compensation opportunity by more than ten percent (10%) as compared to your target long term incentive compensation opportunity under the Plan in effect on the date of the Change in Control;

(v)	a relocation of your principal office by more than fifty (50) miles away from the location of your principal office on the date of the Change in Control; or

(vi)	any other action or inaction that constitutes a material breach by the Partnership or the Company of any written agreement under which you provide Employment services.
Notwithstanding the foregoing, an Event will not constitute “Good Reason” unless, prior to your termination of your Employment:

(x)
you provide written notice to the Chief Executive Officer or Board of Directors of the Event that you believe constitutes “Good Reason” within ninety (90) days of the occurrence of such Event (“Good Reason Notice”);

(y)	after receipt of the Good Reason Notice, the Partnership or Company is provided at least thirty (30) days to cure, correct, or mitigate the Event (the “Cure Period”); and

(z)
no later than ten (10) days after the end of Cure Period or, if earlier, the date the Partnership or Company provided you notice that it will not that it will not cure, correct, or mitigate the Event, you terminate your Employment.

If the Partnership or Company cures, corrects or mitigates the Event during the Cure Period or if you fail to terminate your Employment as provided in clauses (x), (y) and (z) above, then your termination of Employment will not be for Good Reason (regardless of the fact that you timely provided a Good Reason Notice). Moreover, across-the-board decreases for similarly situated individuals, with all officers considered to be similarly situated, shall not be included in determining whether a ten percent (10%) decrease has occurred in paragraphs (b), (c), and (d) above.

f.	“Performance Period” means the multi-year period set forth in Appendix I.

g.	“Qualifying Termination” means your Employment is terminated:

(i)	due to your death;

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(ii)	by the Partnership or the Company, as applicable, during the two (2)-year period following a Change in Control for any reason other than for Cause; or

(iii)	by you for Good Reason.

h.
“Retirement” means your Employment is terminated (i) on or after reaching age sixty (60) and (ii) having attained ten (10) or more years of Credited Service during your Employment. For purposes of this Agreement, “Credited Service” means your continuous years of service as recognized by the Company for the purposes of this Award.

i.
“Target Performance Units” means the number of Performance Units granted to you as of the Grant Date, with an equal number of Units to be awarded to you on the Vesting Date if the Company attains an Achievement Percentage of 100% and you satisfy the other vesting and eligibility requirements of this Agreement.

7.
Non-Transferability. None of the Performance Units granted under this Award are transferable (by operation of law or otherwise) by you. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the Performance Units granted under this Award that have not yet vested, such award to your former spouse shall automatically and immediately be forfeited and cancelled.

8.
Beneficiaries. Units earned in respect of your Performance Units as a result of your death will be transferred to your Brokerage Account. Such Units held within your Brokerage Account, along with the cash payment for the related DERs, will be distributed to named beneficiaries registered with the Plan Administrator. If you have not named a beneficiary, such Units and cash payment for the related DERs will be distributed to your estate.

9.	Unitholder Rights. You shall have no rights as a unitholder of the Partnership based on your Performance Units.

10.
No Right to Continued Employment. Nothing in this Agreement or in the Plan guarantees your continued Employment or restricts the Partnership or the Company from terminating your Employment at any time.

11.
Withholding of Taxes. No issuance of Units shall occur or be made pursuant to this Agreement until you have paid or made arrangements approved by the Committee to satisfy all your federal, state and other governmental withholding tax obligations. For purposes of this Section, unless you make other arrangements or are subsequently notified to the contrary, the Partnership or applicable Affiliate will satisfy your obligations with respect to any applicable minimum required tax withholding by withholding a number of the Units having a then-fair-market value equal to such tax withholding obligations.

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12.
Entire Agreement. This Agreement constitutes the entire agreement of you and the Partnership with regard to this Award and contains all the covenants, promises, representations, warranties and agreements between you and Partnership with respect to the Performance Units granted herein. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among you, the Partnership and the Company relating to this Award are hereby null and void and of no further force and effect.

13.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles thereof.

14.
Non-issuance of Units if Violation of Law or Policy. Notwithstanding any other provision of this Agreement, the Partnership shall not be obligated to deliver to you any Units if counsel to the Partnership determines such delivery would violate any law or regulation of any governmental authority or agreement between the Partnership and any national securities exchange upon which the Units are listed or any policy of the Partnership or any Affiliate.

15.
Incorporation of the Plan. The Performance Units issued pursuant to this Agreement are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Partnership as provided in the Plan, in its discretion, to amend this Agreement without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

16.
Clawback Right. Notwithstanding any other provisions in the Plan or this Agreement, you agree and acknowledge that this Award shall be subject to recovery or clawback by the Company or Partnership under any clawback policy from time to time adopted by the Committee whether before or after the Date of Grant.

17.    Acceptance of Award. If you agree with the terms and conditions of this Award and desire to accept it, you must indicate your acceptance on your online award acceptance page on the Plan Administrator’s website, by selecting “Accept Grant” and following the website prompts until you reach the “Confirmation” page. To decline this Award, contact the Company’s Human Resources department. If within 180 days of the Date of Grant you do not accept or decline this Award as described in this Section, this Award will be deemed to be accepted. By accepting this Award you acknowledge receipt of a copy of the Plan and prospectus, which are available on the Plan Administrator’s website, and represent that you are familiar with the terms and provisions of the Plan and this Agreement and agree to be bound thereby. You further agree to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to any questions arising under the Plan and this Agreement.
Grantee Acknowledgment and Acceptance

By:     Electronic Signature
Name:    Participant Name
Date:    Acceptance Date

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Appendix I
Performance Measure

You will earn Performance Units equal to between 0% to 200% of the Target Performance Units, based on the Achievement Percentage associated with the Performance Measure over the Performance Period (subject to the vesting requirements described in the Agreement), as follows:

Performance Measure	Achievement Percentage
90th percentile and above	200%
Above 75th percentile	151% - 199%
Above 50th percentile	101% - 150%
30th percentile and above	50% - 100%
Below 30th percentile	0%

The Performance Units earned for performance between the percentiles shown above will be determined by straight-line interpolation; provided, however, that in all cases, the number of Performance Units which you earn shall be a whole number (disregarding any fraction). The Target Performance Units are the number of Performance Units that you will earn if the Achievement Percentage of the Performance Measure is 100% (or at target). If the Achievement Percentage of the Performance Measure is 0%, you will not earn any Performance Units and you will forfeit your Percentage Units.
Definitions. As used in this Appendix I, the following capitalized terms have the following meanings:

a.
“Achievement Percentage” means the percentage of Target Performance Units earned as determined by the Committee after the end of the Performance Period that reflects the extent to which the Company achieved the Performance Measure during the Performance Period.

b.	“Peer Group” means the entities as selected by the Committee or the Board for this Award, such entities may be changes by the Committee or the Board from time to time without notice to you.

c.
“Performance Measure” means the Partnership’s TUR performance ranking for the Performance Period expressed in terms of the Partnership’s percentile position among the Peer Group when ranked by TUR for the Performance Period.

d.	“Performance Period” means the three-year period commencing on January 1, 2018 and ending on December 31, 2020.

e.
“TUR” means total unitholder return for the Partnership and the Peer Group, which shall include both price appreciation (depreciation) and cash distributions (assuming that cash distributions are reinvested in additional units on the ex-dividend date), over the Performance Period. For purposes of the calculation of TUR, the unit price of the Partnership or any company in the Peer Group shall be based on an average of such unit price at the close of trading for the twenty (20) trading days immediately

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preceding the Performance Period and the last twenty (20) trading days in the Performance Period.

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